Smart Online Appoints Vice President of Sales and Marketing
Industry Veteran to Drive Strategic Market Penetration Initiatives for Leading
Small Business Solution Provider

RESEARCH TRIANGLE PARK, N.C., August 2, 2005 — Smart Online Inc. (OTCBB: SOLN) today announced the appointment of Gary McGrath to the position of vice president, Sales and Marketing. McGrath will be responsible for developing and leading strategic sales and marketing initiatives to drive market penetration of Smart Online’s OneBiz Conductor™, the company’s Web-native business application platform for small-to-medium size businesses (SMBs). A proven software industry veteran, McGrath will apply his expertise in brand strategy and demand generation to assist Smart Online’s management team to accelerate its revenue model.

“We are pleased to have attracted Gary McGrath, his sales and marketing experience with large and high-growth companies will be a strategic asset as we execute upon our strategy of providing our OneBiz Conductor platform as a private-label solution to partners and to independent small-and-medium size businesses,” said Michael Nouri, president and CEO, Smart Online Inc. “His business, channel development and management background will be instrumental in driving market penetration.”

“Due to the proliferation of broadband connections, Web-native Software-as-Service applications are increasingly being adopted by small-and-medium size businesses and entrepreneurs,” said Gary McGrath, vice president, Sales and Marketing, Smart Online Inc. “I’m pleased to join Smart Online’s management team. We will work to deliver the company’s vision of providing a comprehensive, fully integrated, Web-based business application platform specifically targeted for the rapidly growing, yet under-served small business market.”

About Gary McGrath
McGrath comes to Smart Online from CarolinaAnalytics a successful marketing and management consulting firm he founded and served as CEO of. Previously, at Novell®, his sales and marketing efforts assisted his group in consistently exceeding growth goals. During his tenure, his group added five branches and increased revenues from $12 million to $24 million within two years. McGrath has also served as director of sales for several regional technology systems integration companies, notably growing one from $12 million to $20 million, and another from $33 million to over $45 million, both during his first 18 months of service.

About Smart Online’s OneBiz Conductor™
Today’s small-and-medium size businesses and entrepreneurs require a cost-effective, efficient and easy-to-use method of managing their daily business operations so that they can focus on decision-making and revenue generation. Smart Online’s OneBiz Conductor is a comprehensive, Web-native business application platform to enable businesses to start, grow and run. Accessing a simple-to-use “Dashboard” offers a single view of daily business activities and fully integrated business applications and workflow modules. A business owner or a dispersed workgroup is enabled with secure access to a complete calendaring system, business contact management system and human resource applications that are updated and maintained in real-time. Smart Online’s easy-to-use, wizard-driven applications are available on a stand-alone basis for a nominal per-use fee, or a full subscription to the OneBiz Conductor platform is presently available for $29.95 per month by accessing http://www.smartonline.com.

About Smart Online Inc.
Smart Online Inc. (OTCBB: SOLN) is a pioneer of Web-native applications, and is the first provider to offer a private-label syndicated online business platform that enables Web delivery of applications and services required to start, grow and run small-to-medium size businesses. In 1999, Smart Online led the industry by converting its business applications to a Software-as-Service (SaS) Web delivery model. Today, the company markets its Web-based business applications to customers via http://www.smartonline.com and by private-labeling its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites Smart Online’s applications to enable their existing business customers, and new customers, to run their businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

Smart Online, the Smart Online logo, and OneBiz Conductor are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

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Forward-Looking Statements

Statements in this press release that are “forward-looking statements,” which include plans for sales growth, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions and product announcements by other companies. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factor Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of August 2, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

Contacts:

Media:	Investors:
Thomas Furr Smart Online Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Valdis Hellevik
Axis Public Relations
650-401-7700
valdis@axispr.com